Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Linda Flynn, (212) 235-2191

 Linda.Flynn@tphs.com

Trinity Place Holdings Inc. Provides Portfolio Update

NEW YORK, NY (June 28, 2021). Trinity Place Holdings Inc. (NYSE: TPHS) (the “Company”) announced today that through a wholly owned subsidiary, it has refinanced its loan encumbering 237 11th Street, Brooklyn, NY. The new $60.0 million loan, provided by Natixis, bears interest at an initial interest rate of 3.05% per annum. The loan is for two years and has three one-year extension options. The first extension option is not subject to satisfaction of any financial tests. $1.5 million of the loan proceeds have been reserved to cover debt service and operating expense shortfalls, as well as leasing related costs.

Traffic at 237 11th Street has been robust and the property is approximately 80% leased, compared to 20% at December 31, 2020, as the property had been deliberately vacated to facilitate the remediation work. Concession levels on new leases are beginning to be reduced. In addition, the remediation and renovation program is expected to be substantially completed by the end of July. The Company is closely tracking the planned rezoning of the surrounding area, which as proposed could provide the property with approximately 30,000 zoning square feet of additional air rights. The proposal received local Community Board support last week, a critical milestone of the required ULURP process.

As of May 31, 2021, 250 N 10th Street was 98.3% leased and the Berkley was 100% leased. Concessions have been reduced or removed on new and renewal leases at these properties.

Construction progress continues on the 77 Greenwich project, now known as “Jolie”. In April, the Serhant team was engaged to market the condominium units for sale and the sales gallery was moved into 77 Greenwich. As of mid-June, temporary certificates of occupancy (TCO) had been obtained for 50% of the building’s residential floors, and finishes are underway on the remaining floors. The Company will seek a TCO for an additional six floors shortly and a TCO encompassing all remaining residential floors with the exception of the penthouse and hoist-run units this summer. The offering plan has been declared effective by the Attorney General’s office and closings will commence after filing of the condominium documents with the Department of Finance.

In December 2020, as previously reported, the 77 Greenwich construction loan was modified to reflect the realities of Covid-related delays on construction and sales including, among other things, by extending certain milestones to dates in 2021, including some at the end of the second quarter and beginning of the third quarter. The Company is currently engaged in constructive discussions with the current lender and has recently signed a term sheet with a traditional balance sheet inventory lender for mortgage financing which, together with mezzanine financing currently expected to be provided by one of its existing lenders, is anticipated to repay and replace the construction loan this summer, well in advance of the current loan’s January 2022 maturity date. The proposed inventory loan contemplates additional repayment flexibility and an interest rate reduction in light of the project’s decreased risk profile due to the advanced stage of construction and pre-sales.

About Trinity Place Holdings

Trinity Place Holdings Inc. is a real estate holding, investment, development and asset management company. Our largest asset is currently a property located at 77 Greenwich Street in Lower Manhattan. 77 Greenwich is under development as a mixed-use project consisting of a 90-unit residential condominium tower, retail space and a New York City elementary school. We also own a recently built 105-unit, 12-story multi-family property located at 237 11th Street in Brooklyn, New York, and, through joint ventures, a 50% interest in a recently built 95-unit multi-family property known as The Berkley, located at 223 North 8th Street, Brooklyn, and a 10% interest in a recently built 234-unit multi-family property located one block from The Berkley at 250 North 10th Street. In addition, we own a property occupied by retail tenants in Paramus, New Jersey. In addition to our real estate portfolio, we also control a variety of intellectual property assets focused on the consumer sector, a legacy of our predecessor, Syms Corp. We also had approximately $236.3 million of federal net operating loss carry forwards at March 31, 2021, which can be used to reduce our future taxable income and capital gains.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, among others, those related to the continued re-leasing, and remediation and renovation, of 237 11th, including the results of litigation and insurance claims related to the underlying construction defects to which the remediation and renovation work relate, as well as the Company’s ability to obtain amendments or waivers with respect to anticipated covenant breaches of the 77 Greenwich construction loan with respect to which the Company is in discussions with its lender, the lender’s exercise of remedies with respect thereto, and the Company’s ability to complete the anticipated refinancing of the 77 Greenwich construction loan on the terms anticipated or at all. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020, as well as to our subsequent filings with the SEC.  The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

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